Dated 2 June 2009

CombinatoRx, Incorporated as Vendor

and

Biomedical Sciences Investment Fund Pte Ltd as Purchaser

and

CombinatoRx (Singapore) Pte. Ltd. as Company

SHARE PURCHASE AGREEMENT

relating to the sale and purchase

of all the issued ordinary shares in the capital of

CombinatoRx (Singapore) Pte. Ltd.

SCHEDULE	4	21
SCHEDULE	5	22
SCHEDULE	6	23
SCHEDULE	7	24
SCHEDULE	8	25

ii

This Agreement is made on 2 June 2009 between:

(1)	COMBINATORX, INCORPORATED (the “Vendor”), a company incorporated in the state of Delaware, United States of America with its registered office at 245 First Street, Cambridge, Massachusetts, 02142, USA;

(2)	BIOMEDICAL SCIENCES INVESTMENT FUND PTE LTD (the “Purchaser”), a company incorporated in Singapore with its registered office at 250 North Bridge Road, #20-02 Raffles City Tower Singapore 179101; and

(3)	COMBINATORX (SINGAPORE) PTE. LTD. (the “Company”), a company incorporated in Singapore with its registered office at 11 Biopolis Way #08-05/06 Helios Singapore 138667.

Whereas:

(A)	The Company is a private company incorporated in Singapore under the Companies Act, Chapter 50. The Company has at the date of this Agreement an issued share capital of US$2,502,602.041 divided into 2,602,041 Ordinary Shares (as defined below) and 2,500,000 Preference Shares (as defined below). Further particulars of the Company are set out in Schedule 1.

(B)	The Parties had entered into various agreements, details of which are set out below:

	(i)	a subscription and shareholders agreement dated 19 August 2005 entered into between the Parties (the “Subscription and Shareholders Agreement”);

	(ii)	a swap-up agreement dated 30 August 2005 entered into between the Parties (the “Swap-up Agreement”);

	(iii)	a services agreement dated 19 August 2005 entered into between the Vendor and the Company (the “Services Agreement”);

	(iv)	a debenture dated 30 August 2005 entered into between the Company and the Purchaser (the “Debenture”);

	(v)	a share charge agreement dated 30 August 2005 entered into between the Shareholders (the “Share Charge Agreement”);

	(vi)	a registration rights agreement dated 30 August 2005 entered into between the Shareholders (the “Registration Rights Agreement”);

	(vii)	a preferred stock rights agreement dated 30 August 2005 entered into between inter alia the Shareholders (the “Preferred Stock Rights Agreement”); and

	(viii)	a parent subscription agreement dated 18 August 2005 entered into between the Company and the Vendor (the “Parent Subscription Agreement”).

(C)	The Vendor had also issued to the Purchaser the Warrant (as defined below) on 19 August 2005.

(D)	The Vendor has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Vendor, the Sale Shares (as defined below) on the terms and subject to the conditions contained in this Agreement.

(E)	Further to the sale of the Sale Shares from the Vendor to the Purchaser pursuant to this Agreement, the Parties have agreed to:

	(i)	terminate their respective Singapore Terminating Agreements;

	(ii)	replace the Note Conditions (as defined below) in its entirety with the New Note Conditions (as defined below); and

	(iii)	enter into:

(a) the Intellectual Property Assignment Agreement (as defined below); and

(b) the Transition Services Agreement (as defined below),

on and subject to the terms and conditions herein contained; and

(iv)	terminate their respective US Terminating Agreements, on and subject to the terms and conditions contained in the Termination Agreement (as defined below).

(F)	The Parties further acknowledge that it is intended for the following documents to continue to remain in existence from the Completion Date:

	(i)	the Debenture (which shall be supplemented with the Supplemental Debenture (as defined below) on the Completion Date);

	(ii)	the Notes (as defined below);

	(iii)	the Note Certificates (as defined below);

	(iv)	the Note Conditions (which shall be replaced in its entirety with the New Note Conditions on the Completion Date); and

	(v)	the Warrant,

(collectively, the “Existing Agreements”).

It is agreed as follows:

1.	INTERPRETATION

1.1	Definitions: In this Agreement, unless there is something in the subject or context inconsistent therewith, the following expressions bear the following meanings, namely: “Articles of Association” means the articles of association for the time being of the Company;

“Audited Accounts” means the audited accounts of the Company for the financial period ended on 31 December 2007;

“Board of Directors” means the board of Directors for the time being of the Company;

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which commercial banks are open for business in Singapore;

“Company Intellectual Property” means:

(i)	all works of authorship, data, marks, names, logos or other indicia of origin, inventions, ideas, processes, methodologies, trade secrets, know-how and other intellectual property now or hereafter existing, which are made, created, developed or acquired by the Company; and

(ii)	the Patent Applications;

“Completion” means completion of the sale and purchase of the Sale Shares pursuant to Clause 3;

“Completion Date” means 2 June 2009 (or such later Business Day as the Parties may agree in writing);

“Directors” means the Directors for the time being of the Company and “Director” means any of them;

“Encumbrances” means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind, including but not limited to the Share Charge;

“GST” means goods and services tax chargeable under the GST Act;

“GST Act” means the Goods and Services Tax Act, Chapter 117A of Singapore;

“Intellectual Property Assignment Agreement” means the intellectual property assignment agreement to be entered into between the Company and the Vendor, in the form set out in Schedule 2;

“Losses” means all losses, liabilities, costs (including, without limitation, legal costs), charges, expenses, actions, proceedings, claims and demands;

“Management Accounts” means the unaudited management accounts relating to the Company for the period commencing 1 January 2008 to the Management Accounts Date;

“Management Accounts Date” means 31 March 2009;

“New Articles of Association” means the new set of articles of association to be adopted by the Company in the form set out in Appendix A;

“New Note Conditions” means the new set of terms and conditions of the Notes (as from time to time amended, modified or supplemented) as set out in Appendix B to replace the Note Conditions in its entirety on the Completion Date and any reference to a specified New Note Condition shall be construed accordingly;

“Note Certificates” means certificates issued by the Company certifying that the Purchaser is the holder of the principal amount of each of the Notes;

“Note Conditions” means the existing terms and conditions of the Notes as set out in Schedule 5;

“Notes” shall mean collectively, the Series 1 Notes, the Series 2 Notes, the Series 3 Notes, the Series 4 Notes and the Series 5 Notes;

“Ordinary Shares” means the ordinary shares in the capital of the Company;

“Patent Applications” means the U.S. Patent Applications listed in Schedule 8, any invention claimed therein, any other patent application directed to any such invention, and all Letters Patent of the United States that may be granted thereon and patents and any special protection certificates that issue on the U.S. Patent Applications listed in Schedule 8, and all reissues, continuations, continuations-in-part, divisions, revisions, reexaminations, and extensions thereof; and all rights to claim priority on the basis of such applications, and all applications for Letters Patent that have been or may be filed for any such invention in any foreign country and all Letters Patent that may be granted on any such invention in any foreign country, and all extensions, renewals, and reissues thereof, constituting all patent rights made or developed pursuant to the Services Agreement that have, pursuant to the provisions thereof, previously been assigned by the Vendor to the Company;

“Parties” means the parties to this Agreement and “Party” means any one of them;

“Preference Shares” means the Series A redeemable convertible cumulative preference shares in the capital of the Company, having the rights, privileges, preferences and restrictions set forth in the Articles of Association;

“Property” means the leasehold property at 11 Biopolis Way Helios #08-05/06 Singapore 138667;

“Sale Shares” means 2,602,041 Ordinary Shares to be purchased by the Purchaser from the Vendor pursuant to this Agreement, being all the Ordinary Shares in the capital of the Company;

“Series 1 Notes” means the US$5,500,000 in aggregate principle amount of 5% notes due 2009, issued by the Company to the Purchaser on 30 August 2005;

“Series 2 Notes” means the US$3,500,000 in aggregate principle amount of 5% notes due 2009, issued by the Company to the Purchaser on 8 June 2006;

“Series 3 Notes” means the US$3,500,000 in aggregate principle amount of 5% notes due 2009, issued by the Company to the Purchaser on 30 May 2007;

“Series 4 Notes” means the US$2,500,000 in aggregate principle amount of 5% notes due 2009, issued by the Company to the Purchaser on 4 August 2008;

“Series 5 Notes” means the US$2,500,000 in aggregate principle amount of 5% notes due 2009, issued by the Company to the Purchaser on 4 August 2008;

“Share Charge” means the first fixed charge given by the Vendor over the Sale Shares in favour of the Purchaser pursuant to the Share Charge Agreement;

“Shareholders” means the Purchaser and the Vendor;

“Singapore Dollars” and the sign “S$” mean the lawful currency of the Republic of Singapore;

“Singapore Terminating Agreements” means the Subscription and Shareholders Agreement, the Parent Subscription Agreement and the Share Charge Agreement;

“Stamp Duty Documents” means:

(i)	a letter in the form prescribed by the Stamp Duty Branch of the Inland Revenue Authority of Singapore and signed by a director or the secretary of the Company incorporating a working sheet computing the net asset value per Sale Share; and/or

(ii)	such other documents as may be prescribed from time to time by the Stamp Duty Branch of the Inland Revenue Authority of Singapore for the purpose of assessing the stamp duty payable on a transfer of shares;

“Supplemental Debenture” means the supplemental debenture to be entered into between the Company and the Purchaser, in the form set out in Schedule 7, on the Completion Date;

“Taxation” includes all forms of taxation and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies, including GST and any other form of value-added tax, in each case whether of Singapore or elsewhere in the world whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to the relevant company or any other person and all penalties, charges, costs and interest relating thereto;

“Termination Agreement” means the termination agreement to be entered into between the Company, the Vendor and the Purchaser, in the form set out in Schedule 3, on the Completion Date to terminate the US Terminating Agreements;

“Transition Services Agreement” means the transition services agreement to be entered into between the Company and the Vendor, in the form set out in Schedule 4;

“United State Dollars” and the sign “US$” mean the lawful currency of the United States of America;

“US Terminating Agreements” means the Registration Rights Agreement, the Swap-Up Agreement and the Services Agreement;

“Warrant” means the Common Stock Purchase Warrant dated 19 August 2005 issued by the Vendor to the Purchaser on 19 August 2005, such warrant which may be exercised by the holder thereof to subscribe for 25,000 common stock of the Vendor, in the form as set out in Schedule 6; and

“Warranties” means the representations, warranties and undertakings on the part of the Vendor contained in this Agreement.

1.2	Miscellaneous:

	1.2.1	Except where the context otherwise requires, words denoting the singular shall include the plural and vice versa; words denoting any gender shall include all genders; words denoting persons shall include firms and corporations and vice versa.

	1.2.2	References to this Agreement include any Recitals and Schedules to it and references to Clauses, Schedules and Appendices are to the clauses of, and schedules and appendices to, this Agreement. References to paragraphs are to paragraphs of the Schedules.

	1.2.3	Headings are for convenience only and shall not affect the interpretation of this Agreement.

2.	SALE AND PURCHASE OF SALE SHARES

2.1	Sale and Purchase of Sale Shares: Subject to the terms and conditions of this Agreement, the Vendor shall sell, as legal and beneficial owner, and the Purchaser relying on the Warranties and other undertakings contained in this Agreement shall purchase, the Sale Shares, free from all Encumbrances and together with all rights and advantages now and hereafter attaching thereto as at Completion.

2.2	Waiver of Moratorium: The Parties hereby consent to the proposed sale by the Vendor of the Sale Shares to the Purchaser pursuant to the terms herein, notwithstanding that the sale of the Sale Shares shall take place prior to the fourth anniversary of the Initial Closing Date (as defined in the Subscription and Shareholders Agreement).

2.3	Waiver of Share Buyback: The Company hereby waives any and all rights of its share buy-back over the Sale Shares conferred by the Subscription and Shareholders Agreement and the Articles of Association, for the purposes of the sale by the Vendor to the Purchaser of the Sale Shares as contemplated by this Agreement.

2.4	Consideration: The consideration for the purchase of the Sale Shares to be sold by the Vendor shall be the sum of US$1.00 payable by the Purchaser to the Vendor on Completion in accordance with Clause 3.3.

3.	COMPLETION

3.1	Date and Place: Subject as hereinafter provided, Completion shall take place at the registered office of the Company (or at such other place as the Parties may agree in writing) on the Completion Date.

3.2	Obligations of the Vendor: On Completion, the Vendor or the Company shall deliver or make available to the Purchaser:

	3.2.1	a duly executed transfer of the Sale Shares in favour of the Purchaser, accompanied by:

(i) the share certificate(s) in respect of the Sale Shares; and

(ii) the Stamp Duty Documents;

3.2.2	the written resignations of each of the directors of the Company and the alternate directors of the Company except Choo Heng Tong and Ralf Marius Altmeyer from his office as a director and an alternate director (as the case may be) to take effect on the Completion Date, with acknowledgements signed by each of them in a form satisfactory to the Purchaser to the effect that they have no claim against the Company for loss of office or otherwise;

3.2.3	(for the Purchaser itself and as agent for the Company) the certificates of incorporation, corporate seals (if any), cheque books, statutory and other books of the Company (duly written up-to-date);

3.2.4	all the financial and accounting books and records of the Company and (for the Purchaser itself and as agent for the Company) all documentation relating to the Property;

3.2.5	bank statements of all bank accounts of the Company as at the Completion Date;

3.2.6	copies of resolutions, duly certified as true copies by a Director, of the Board of Directors and the Shareholders, under which the Board of Directors and the Shareholders respectively have (in terms approved by the Purchaser prior to the Completion Date):

(i) approved the entry into by the Company of this Agreement, the Termination Agreement, the Transition Services Agreement, the Intellectual Property Assignment Agreement, the Supplemental Debenture and the issue of the New Note Conditions to replace the Note Conditions in its entirety;

(ii) approved the registration of the share transfer referred to in Clause 3.2.1, subject only to it being stamped;

(iii) accepted the resignations referred to in Clause 3.2.2 and approving the appointment of Yeo Su Ling as Director of the Company;

(iv) (if so required by the Purchaser) revoked all existing authorities to bankers in respect of the operation of the bank accounts of the Company and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts;

(v) approved the adoption of the New Articles of Association, in substitution for and to the exclusion of the Articles of Association on the Completion Date; and

(vi) approved the change of name of the Company to ExCRX Singapore Pte. Ltd. on the Completion Date.

3.2.7	copies of resolutions, duly certified as true copies by the Secretary of the Vendor, of the board of directors of the Vendor, under which the board of directors of the Vendor have approved (in terms approved by the Purchaser prior to the Completion Date) the entry into by the Vendor of this Agreement, the Transition Services Agreement, the Intellectual Property Assignment Agreement and the Termination Agreement;

3.2.8	the New Note Conditions;

	3.2.9	the Supplemental Debenture dated the Completion Date, duly executed by the Company;

	3.2.10	the Termination Agreement dated the Completion Date, duly executed by the Vendor and the Company;

	3.2.11	the Intellectual Property Assignment Agreement dated the Completion Date, duly executed by the Vendor and the Company;

	3.2.12	the Transition Services Agreement dated the Completion Date, duly executed by the Vendor and the Company; and

	3.2.13	evidence, satisfactory to the Purchaser, of the due fulfilment of the discharge of the Share Charge.

3.3	Obligations of the Purchaser: On Completion and against compliance with the foregoing provisions of this Clause, the Purchaser shall pay the sum of US$1.00 to the Vendor in cash, receipt of which shall be acknowledged by the Vendor.

4.	TERMINATION OF SINGAPORE TERMINATING AGREEMENTS / AMENDING AND RESTATING THE NOTE CONDITIONS

4.1	In consideration of the mutual covenants and agreements herein contained, the Parties to the Singapore Terminating Agreements hereby release and discharge each other Party(ies) to such Singapore Terminating Agreements from the further performance of, and any duties, obligations or liabilities owing to it under such Singapore Terminating Agreements, with effect from the Completion Date. The Parties agree that any provisions contained in the Singapore Terminating Agreements that are stated to survive the termination thereof shall be of no further force or effect as of the Completion Date.

4.2	Notwithstanding the provisions of Clause 4.1 above and subject to Clause 4.3, each of the Parties agrees that each of the Existing Agreements shall continue to remain in existence and the performance of, and any duties, obligations or liabilities owing to any Party under such Existing Agreements shall not be released and discharged by any Party from the Completion Date.

4.3	The obligations of the parties under the New Note Conditions are conditional upon Completion taking place pursuant to Clause 3 of this Agreement and for the avoidance of doubt, until Completion has occurred, the Note Conditions will continue in full force and effect in accordance with its terms.

4.4	The Parties agree that on Completion the Note Conditions shall be replaced in its entirety by the New Note Conditions.

5.	RESTRICTIONS ON THE VENDOR

5.1	In consideration of the Purchaser agreeing to acquire the Sale Shares on the terms set out herein, the Vendor irrevocably and unconditionally acknowledges and covenants that:

5.1.1	on the Completion Date, it no longer has any interest in the Company and that the Company may negotiate or carry on or be engaged in any business which is of the same or similar type to the business as carried on by the Company or the Vendor at any time prior to the Completion Date;

5.1.2	on or at any time after the Completion Date, the Purchaser, as sole shareholder of the Company on the Completion Date, may deal with the Company in any way as it deems fit and may sell the shares in the capital of the Company or implement any joint venture or merger and acquisition opportunities for the Company (the “M&A Transaction”) to or with any third party company (whether incorporated in Singapore or otherwise and whether engaging or been engaged in any business which is of the same or similar type to the business as carried on by the Company or the Vendor at any time prior to the Completion Date or otherwise) (the “Third

Party Company”);

5.1.3	on or at any time after the Completion Date, the Company may deal with the Company Intellectual Property (including but not limited to a transfer, assignment or licence to any Third Party Company or the creation of a charge, grant of an Encumbrance or any other form of commercial exploitation of the subject matter in question) and any intellectual property rights therein, on such terms and conditions as the Company or the Purchaser may deem fit, subject to the terms of the Intellectual Property Assignment Agreement;

5.1.4	during the Non-Competition Period, the Vendor shall not, without the prior written consent of the Purchaser, whether directly or indirectly and whether alone or in conjunction with, or on behalf of, any other person and whether as principal, shareholder, director, employee, service provider, agent, consultant, partner or otherwise:

(i) compete with the Company by carrying on the business of discovering, developing or commercializing novel combination therapies for the treatment of Non-Competition Infectious Disease anywhere in the Restricted Territory other than (A) in connection with Biodefence Applications or Permitted Topical Applications or (B) in the event of a Change of Control of the Vendor, if the party acquiring the Vendor has an active program in the area of a Non-Competition Infectious Disease (a “Competing Business”);

(ii) canvass, solicit or approach, or cause to be canvassed, solicited or approached, for orders any person who at any time during the 12 months preceding the Completion Date is or was negotiating or in discussions with the Company for the supply of any goods, rights or services or is or was a client or customer of the Company, where the orders relate to the conduct of a Competing Business; and

(iii) solicit or entice, or endeavour to solicit or entice away from the Company or employ an person employed in a managerial, research, pre-clinical, clinical, technical, sales or development capacity at the Completion Date or at any time during the period of six months immediately preceding the Completion Date; and

For the purposes of this Clause 5.1.4:

“Biodefence Applications” means the discovery, development or commercialization of any product(s) developed or to be developed for biodefence application(s) pursuant to contracts between the U.S Government and agencies thereof and the Vendor engaging the Vendor to perform research directed at biological understanding of, or the diagnosis, prevention or treatment of diseases or conditions caused by, bio-agents, disease organisms, or organism-produced toxins used as weapons or for other military or terrorist purposes, including, without limitation, the services to be performed by the Vendor under the Vendor’s current NIAID or USAMRIID contracts or any extension of such NIAID or USAMRIID contracts;

“Change of Control” means a merger, reorganization or consolidation in which the shareholders of Vendor immediately prior to such transaction would hold less than fifty percent (50%) of the securities or other ownership or voting interests representing the equity of the surviving entity immediately after such merger, reorganization or consolidation, or a bona fide sale of all or substantially all of Vendor’s assets or business to a third party.

“Non-Competition Infectious Disease” means any of the following:

(i)	Diseases caused by Human and Animal Viruses belonging to the Orthomyxoviridae family including Influenza A viruses;

(ii)	Diseases caused by members of the Paramyxoviridae family including the Respiratory Syncytial Virus; or

(iii)	Diseases caused by Hepatitis C Virus, ie the hepacivirus genus of the Flaviviridae family;

“Permitted Topical Applications” means the discovery, development or commercialization of any product(s) developed or to be developed for the treatment of acne and impetigo through Topical application of one or more therapeutic products provided, however, that all of the Vendor’s interests in any patents, copyright and other intellectual property rights in any systemic application of any such therapeutic product shall be assigned or exclusively licensed to the Company at no costs to the Company;

“Non-Competition Period” means:

(i)	the period commencing on the Completion Date and ending four months after the Completion Date (the “Fourth Month”);

(ii)	the period commencing on the Fourth Month and ending four months after the Fourth Month (the “Eight Month”); and

(iii)	the period commencing on the Eight Month and ending four months after the Eight Month; and

“Restricted Territory” means Singapore, Australia, Malaysia, Hong Kong, Indonesia, the People’s Republic of China, the United States of America, the European Union, Switzerland, New Zealand, Philippines, Taiwan, India, Pakistan, Sri Lanka and Africa.

	5.1.5	it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of Clause 5.1.4. The Vendor agrees that it considers that the restrictions contained in Clause 5.1.4 are no greater than is reasonable and necessary for the protection of the interest of the Purchaser but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

6.	WARRANTIES

6.1	The Vendor hereby represents and warrants to and undertakes with the Purchaser as follows:

	6.1.1	it is a company duly incorporated and validly existing under its laws of incorporation;

	6.1.2	it is, and will on Completion have legal title to and beneficial ownership of all of the Sale Shares and be legally and beneficially entitled to transfer the Sale Shares to the Purchaser or its nominee, on the terms and subject to the conditions of this Agreement;

	6.1.3	the Sale Shares are and will, on Completion, be free from all and any Encumbrances whatsoever;

	6.1.4	it has full power, authority and legal right to enter into this Agreement and to observe and perform its obligations hereunder and has taken all necessary corporate (if required) and other actions to authorise its execution, delivery and performance of this Agreement and all such other documents and instruments as are specified or referred to in this Agreement;

	6.1.5	this Agreement constitutes legal, valid and binding obligations enforceable against it in accordance with the terms of this Agreement and the performance by it of its obligations under this Agreement shall not:

(i) result in a breach of its Certificate of Incorporation and/or equivalent constitutional documents and do not infringe, or constitute a default under, any directive, instrument, contract, document or agreement to which it is a party or by which it is bound (whether in Singapore or elsewhere); and

(ii) result in a breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body;

	6.1.6	the Management Accounts have been prepared in accordance with the accounting policies used in preparing the Audited Accounts applied on a consistent basis;

	6.1.7	the Management Accounts are fair and not misleading and do not materially misstate the assets and liabilities of the Company as at the Management Accounts Date nor the profits and losses of the Company for the period ended on such date. For the purposes of this Clause 6.1.7, “materially misstate” means any figures of the assets, liabilities, profits and/or losses of the Company set out in the Management Accounts which is incorrect or inaccurate by 20 per cent. or more;

6.2	The Purchaser hereby represents and warrants to and undertakes with the Vendor as follows:

	6.2.1	it is a company duly incorporated and validly existing under its laws of incorporation;

	6.2.2	it has full power, authority and legal right to enter into this Agreement and to observe and perform its obligations hereunder and has taken all necessary corporate (if required) and other actions to authorise its execution, delivery and performance of this Agreement and all such other documents and instruments as are specified or referred to in this Agreement; and

	6.2.3	this Agreement constitutes legal, valid and binding obligations enforceable against it in accordance with the terms of this Agreement and the performance by it of its obligations under this Agreement shall not:

(i) result in a breach of its memorandum and articles of association or equivalent constitutional documents and do not infringe, or constitute a default under, any directive, instrument, contract, document or agreement to which it is a party or by which it is bound (whether in Singapore or elsewhere); and

(ii) result in a breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body.

6.3	Effect of Completion: The Warranties given by the Vendor and the Purchaser shall not in any respect be extinguished or affected by Completion and shall survive for one year thereafter.

6.4	Reliance: The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance upon, among other things, the Warranties and on the undertakings contained in Clause 5. Save as expressly otherwise provided, the Warranties shall be separate and independent and shall not be limited by reference to anything in this Agreement.

6.5	Indemnities:

	6.5.1	The Vendor covenants with the Purchaser to indemnify and save harmless the Purchaser from and against any and all Losses which the Purchaser may at any time and from time to time sustain, incur or suffer by reason of any breach of any representation, warranty or undertaking given by the Vendor under this Agreement.

	6.5.2	The Purchaser covenants with the Vendor to indemnify and save harmless the Vendor from and against any and all Losses which the Vendor may at any time and from time to time sustain, incur or suffer by reason of any breach of any representation, warranty or undertaking given by the Purchaser under this Agreement.

7.	ENTIRE AGREEMENT

This Agreement embodies all the terms and conditions agreed upon between the Parties as to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements and undertakings, if any, between the Parties with respect to the subject matter hereof, whether such be written or oral.

8.	INDULGENCE, WAIVER, ETC.

No failure on the part of the Purchaser to exercise and no delay on the part of the Purchaser in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it.

9.	CONTINUING EFFECT OF AGREEMENT

All provisions of this Agreement shall not, so far as they have not been performed at Completion, be in any respect extinguished or affected by Completion or by any other event or matter whatsoever and shall continue in full force and effect.

10.	VARIATION

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties to this Agreement.

11.	REMEDIES CUMULATIVE

No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by either Party shall not constitute a waiver by such Party of the right to pursue any other available remedies.

12.	THIRD PARTY RIGHTS

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, to enforce or enjoy any term of this Agreement.

13.	SUCCESSORS AND ASSIGNS

This Agreement shall be binding on and shall enure for the benefit of each of the Parties’ successors and assigns. Any reference in this Agreement to either of the Parties shall be construed accordingly.

14.	FURTHER ASSURANCE

At any time after the date of this Agreement the Vendor shall, and shall use its best endeavours to procure that any necessary third party shall, execute such documents and do such acts and things as the Purchaser may require for the purpose of giving to the Purchaser the full benefit of all the provisions of this Agreement.

15.	ANNOUNCEMENTS

15.1	None of the Parties shall make or authorise the making of any announcement (including but not limited to the filing or the reporting to any governmental agency) concerning the subject matter of this Agreement at any time without the prior written approval of the other Parties.

15.2	None of the Parties shall use the name of the other Parties, either expressly or by implication, for any purpose whether in relation to any news, advertisement, promotional materials or other form of publicity without obtaining the prior written consent of the other Parties. Notwithstanding the generality of this Clause 15.2 but subject always to Clause 19, the Parties may notify third parties of the fact that this Agreement is in effect.

16.	COSTS

Each of the Vendor and the Purchaser shall bear its own costs, including attorney’s fees of Ropes & Gray LLP for the Vendor and Allen & Gledhill LLP for the Purchaser, in connection with the preparation and negotiation of this Agreement, the Transition Services Agreement, and the Intellectual Property Assignment Agreement and the consummation of the transactions contemplated thereby and the Company shall bear the reasonable fees and expenses of DrewCorp Services Pte Ltd in connection with the Completion (not exceeding S$1,000 in the aggregate).

17.	SEVERABILITY OF PROVISIONS

If any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part in any jurisdiction, this Agreement shall, as to such jurisdiction, continue to be valid as to its other provisions and the remainder of the affected provision; and the legality, validity and enforceability of such provision in any other jurisdiction shall be unaffected.

18.	NOTICES

18.1	All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and may be delivered personally or sent by prepaid registered post (by air-mail if to or from an address outside Singapore) with recorded delivery, or by facsimile transmission addressed to the intended recipient thereof at its address or at its facsimile number set out in this Agreement (or to such other address or facsimile number as a party to this Agreement may from time to time duly notify the other in writing). Any such notice, demand or communication shall be deemed to have been duly served (if delivered personally or given or made by facsimile) immediately or (if given or made by letter) 48 hours after posting or (if made or given to or from an address outside Singapore) 10 days after posting and in proving the same it shall be sufficient to show that personal delivery was made or that the envelope containing the same was duly addressed, stamped and posted or that the facsimile transmission was properly addressed and despatched. The addresses and facsimile numbers of the Parties for the purpose of this Agreement are:

Vendor	:	245 First Street, Fourth Floor
Cambridge, Massachusetts 02142
USA
		Attention	: Mr. Jason Cole, General Counsel
		Facsimile No.	: (617) 301-7460

Purchaser	:	250 North Bridge Road
#20-02 Raffles City Tower
Singapore 179101
		Attention	: Ms Chu Swee Yeok
		Facsimile No.	: (65) 6832 6838

Company	:	11 Biopolis Way #08-05/06 Helios
Singapore 138667
		Attention	: Mirza Cifric
		Facsimile No.	: (65) 6775 9857

19.	CONFIDENTIALITY

19.1	Subject to Clause 19.3, the Vendor shall treat as confidential and not disclose or use any information which relates to:

	19.1.1	the provisions of this Agreement or the subject matter of this Agreement or any document referred to in this Agreement (including the Singapore Terminating Agreements);

	19.1.2	the negotiations relating to this Agreement (and such other agreements); or

	19.1.3	the Purchaser’s business, financial or other affairs, including future plans and targets).

19.2	Subject to Clause 19.3, the Purchaser shall treat as confidential and not disclose or use any information which relates to:

	19.2.1	the provisions of this Agreement or the subject matter of this Agreement;

	19.2.2	the negotiations relating to this Agreement (and such other agreements); or

	19.2.3	the Vendor’s business, financial or other affairs (including future plans and targets).

19.3	Neither Clause 19.1 nor 19.2 shall prohibit disclosure or use of any information if and to the extent:

	19.3.1	the disclosure or use is required by law, any regulatory body or the rules and regulations of any recognised stock exchange;

	19.3.2	the disclosure or use is required to vest the full benefit of this Agreement in the Vendor or the Purchaser, as the case may be;

	19.3.3	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is reasonably required to be made to a Taxation authority in connection with the Taxation affairs of the disclosing Party;

	19.3.4	the disclosure is made to professional advisers of the Purchaser or the Vendor on terms that such professional advisers undertake to comply with the provisions of Clause 19.1 or 19.2 in respect of such information as if they were a party to this Agreement;

	19.3.5	the information becomes publicly available (other than by a breach of this Agreement);

	19.3.6	the other Parties have given prior written approval to the disclosure or use; or

	19.3.7	the information is independently developed after Completion, provided that prior to disclosure or use of any information pursuant to Clause 19.3.1, 19.3.2, 19.3.3 (except in the case of disclosure to a Taxation authority) or 19.3.4, the Party concerned shall promptly notify the other Party of such requirement with a view to providing the other Party with the opportunity to contest such disclosure or use or otherwise to agree to the timing and content of such disclosure or use.

20.	GOVERNING LAW AND DISPUTE RESOLUTION

20.1	This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

20.2	In case any dispute or difference shall arise amongst any of the Parties as to the construction of this Agreement or as to any matter or thing of whatsoever nature arising out of this Agreement, including any question regarding its existence, validity or termination, such dispute or difference shall be referred to and finally resolved by binding arbitration under the Rules (the "LCIA Rules") of the London Court of International Arbitration (the "LCIA Court"), for the time being in force, which LCIA Rules are deemed to be incorporated by reference to this Clause. The parties also agree that the arbitration shall be conducted in according to the 1999 International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration. The arbitration panel shall consist of three members. Except where otherwise agreed by the parties or determined by the LCIA Court, for the purposes of Article 8.1 of the LCIA Rules the Parties agree that in the case of any dispute (i) between the Purchaser and the Vendor, (ii) between the Company and the Purchaser or (iii) between the Company and the Vendor, each of the two parties to such a dispute shall represent separate sides for the formation of the arbitral tribunal as claimant and respondent respectively (or vice versa). Accordingly, each of such parties shall nominate one member of the panel. The two members shall agree on the third member within thirty (30) days. If the two members of the panel are unable to agree on the third, the LCIA Court shall appoint the third member. The language to be used in the arbitral proceeding shall be English and all arbitral proceedings shall be conducted in London, England, which shall be the seat of arbitration. Each party shall bear its own costs associated with the arbitration of any dispute, and all fees and other costs of the arbitration proceeding shall be shared equally between the parties. The award shall be final and binding on the parties and may be entered and enforced in any court having jurisdiction.

21.	COUNTERPARTS

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart. Signatures may be exchanged by facsimile, with original signatures to follow. Each Party agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of the other Parties.

Schedule 1 Particulars of the Company

(1)	Registration Number : 200511269N

(2)	Registered Office : 11 Biopolis Way #08-05/06 Helios, Singapore 138667

(3)	Date of Incorporation : 16 August 2005

(4)	Issued and Paid-up Share Capital : US$2,502,602.041

(5)	Shareholders and Number of Shares Held

(a) Vendor - 2,602,041 Ordinary Shares, fully paid

(b) Purchaser - 2,500,000 Preference Shares, fully paid

(6)	Directors

(a) Alexis A Borisy (appointed Robert Malcolm Alexander Forrester as an alternate director)

(b) Ralf Marius Altmeyer

(c) Choo Heng Tong

(7)	Secretary : Esther Au Siew Peng

(8)	Auditors : Ernst & Young LLP

Schedule 2

Intellectual Property Assignment Agreement

Schedule 3

Termination Agreement

Schedule 4

Transition Services Agreement

Schedule 5

Note Conditions

Schedule 6

Warrant

Schedule 7

Supplemental Debenture

Schedule 8

U.S Patent Applications

Appendix A

New Articles of Association

Appendix B

New Note Conditions

In witness whereof this Agreement has been entered into on the date stated at the beginning.

The Vendor
SIGNED by Robert Forrester	)	/s/ Robert Forrester
for and on behalf of	)
CombinatoRx, Incorporated	)
in the presence of:	)

/s/ Jason F. Cole

Witness’s signature
Name: Jason F. Cole
Address: 245 First Street, Cambridge, MA 02142

The Purchaser
SIGNED by Chu Swee Yeok	)	/s/ Chu Swee Yeok
for and on behalf of	)
Biomedical Sciences Investment Fund Pte Ltd)
in the presence of:	)

/s/Laura Chang
Witness’s signature
Name: Laura Chang
Address: 250 North Bridge Road
#20-02 Raffles City Tower
Singapore 179101

The Company
SIGNED by Yeo Su Ling	)	/s/ Yeo Su Ling
for and on behalf of	)
CombinatoRx (Singapore) Pte. Ltd.	)
in the presence of:	)

/s/ Laura Chang
Witness’s signature
Name: Laura Chang
Address: 250 North Bridge Road
#20-02 Raffles City Tower
Singapore 179101